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                       FINANCIAL ADVISORY SERVICES AGREEMENT



                                    May 14, 1999


Mr. Joseph C. Passalaqua
Chief Executive Officer
bright-technologies.com, inc.
7325 Oswego Road
Liverpool, NY  13090

Dear Joe:

     This letter confirms the terms of the agreement between bright-technologies.com, inc. (the "Company") and Lilly Beter Capital Group, Ltd. ("LBCG") regarding certain financial advisory services to be provided to the Company by LBCG in connection with a proposed initial public offering of the Company's common stock (the "IPO"), and a subsequent debt financing (the "Debt Funding"). Collectively, the IPO and the Debt Funding are referred to below as the "Offerings."

                        A.   THE INITIAL PUBLIC OFFERING

     1. LBCG will provide services to assist the Company in raising between Five Million ($5,000,000) and Nine Million ($9,000,000) Dollars (U.S.) in the IPO. It is our understanding that the Company intends to sell to the public approximately 16% to 23% of the Company's common stock in the IPO. The IPO will be a best efforts commitment from an underwriter. This Agreement is subject to LBCG's reasonable satisfaction with its due diligence investigation throughout the entire period before the effective date of the IPO. LBCG will provide financial advisory services to the Company throughout the entire process of the IPO and if necessary, recommend to the Company underwriters, accountants and attorneys. LBCG will also coordinate the preparation of the registration statement (including writing, printing, interfacing with all parties to agree on language, etc.), due diligence, the registration of the offering and necessary blue sky filings.

     2. LBCG agrees to pay, when incurred, all reasonable costs and expenses of the IPO and the Debt Funding (the "Offering Costs"), UP TO A MAXIMUM PAYMENT OF $675,000. Such Offering Costs will include, without limitation, premiums for errors and omissions insurance, legal and accounting fees, filing fees for the registration of the offering with the SEC, the NASD and state regulatory bodies, printing, due diligence expenses, road show expenses, advances to the underwriter against expenses, and any other miscellaneous expenses of the Company related to the IPO and the Debt Funding. Under no circumstances will LBCG be obligated to pay more than $675,000 for the Company's Offering Costs relating to the IPO and the Debt Funding.

                                                                       JCP
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     3.   LBCG will receive no proceeds of the IPO and no commissions or other compensation in connection with the IPO. Except as provided in section 4 below, the Company will have no obligation to reimburse LBCG for Offering Costs paid by LBCG, UNLESS AND UNTIL the Debt Funding is completed, in which case the Company will repay LBCG from the proceeds of the Debt Funding for Offering Costs advanced by LBCG, along with interest on such advances at 10% per annum.

     4. LBCG will pay Offering Costs as promptly as practicable after notification from the Company or the purveyor of services that such Offering Costs have been, or are required to be, expended in connection with the Offerings. The Company agrees, where possible, to provide LBCG at least five business days notice that funds are required to be paid by LBCG for Offering Costs. Upon closing of the Offerings, the Company and its service providers will submit to LBCG receipts for all Offering Costs advanced by LBCG. All advances by LBCG for Offering Costs are non-refundable. Should the Company default under this Agreement, LBCG agrees to pay all unpaid Offering Costs; provided, however, that the Company will be obligated to reimburse LBCG, on demand, for any Offering Costs advanced by LBCG.

     5. The Company acknowledges that no work on the IPO will commence until the premium for errors and omissions insurance has been paid. The Company also agrees to pay an initial retainer for legal counsel, not to exceed $50,000.
Both the premium for errors and omissions insurance and the initial retainer for the Company's legal counsel shall be advanced by LBCG as Offering Costs and are included in the $675,000 aggregate amount of Offering Costs that LBCG has agreed to advance.

     6. In the IPO, it is anticipated that the underwriter will charge a 10% commission and a non-accountable expense allowance of up to one percent of the offering proceeds. Such compensation generally would be paid to the underwriter from the proceeds of the IPO at closing, and would be all-inclusive and cover any commissions due the underwriters or other brokers involved in the IPO. No commissions or compensation will be paid to LBCG from the proceeds of the IPO.

     7. The Company acknowledges that the effective date of the IPO may be subject to market conditions and that the effective date of the registration statement will be subject to the SEC, NASD and state regulatory bodies with which the registration statement is filed.

                          B.   THE DEBT FUNDING

     1. LBCG will provide services to assist the Company in raising Thirty Five Million ($35,000,000) Dollars (U.S.) in the Debt Funding. The Debt Funding will be a firm commitment from LBCG or an underwriter for the purchase from the Company of a tradable debt instrument. This firm commitment is subject to LBCG's reasonable satisfaction with its due diligence investigation throughout the entire period before the effective date of the Debt Funding. LBCG will provide financial advisory services to the Company throughout the entire process of the Debt Funding and if necessary, recommend to the Company underwriters, accountants and attorneys.

                                                                       JCP
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                                                                     Initial
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LBCG will also coordinate the preparation of the offering circular or registration statement (including writing, printing, interfacing with all parties to agree on language, etc.), due diligence, the registration of the offering and necessary blue sky filings. The Debt Funding is contingent on the Company being a reporting company under the Securities Exchange Act of 1934.

     2. In the Debt Funding, it is anticipated that commissions will be between 7 1/2% and 10%. Such compensation generally would be paid from the proceeds of the Debt Funding at closing, and would be all-inclusive and cover any commissions due the underwriters, other brokers involved in the Debt Funding and, if applicable, LBCG.

     3. In today's market, the Debt Funding may carry an 11% to 12 1/2% interest rate. LBCG cannot provide assurance as to the interest rate which may be necessary for the successful completion of Debt Funding due to fluctuations in the marketplace. LBCG would anticipate that the rating issued by a rating service would be in the C range, possibly C3---. Ratings range from AAA+++ to D3---. Any rating below B- is considered to be a high-risk category.

     4. In consideration of the services to be provided by LBCG hereunder, the Company agrees that, during the term of this Agreement, LBCG may designate one person to serve on the Board of Directors of the Company.

     5. LBCG contemplates most of the Debt Funding being structured in a bond type structure. However, it may be possible to utilize Euro Dollar funding at rates up to 1% lower than those available in a conventional bond offering. Although there is no guarantee on the amount, if any, that may be raised using the Euro Dollar method, LBCG will do everything in its power to place as much debt in this type of security as possible. This security also may hold another advantage: up to a one- (1) year moratorium of payment of interest on the debt.


                              C.   MISCELLANEOUS

     1. LBCG will provide advice to the Company in connection with the preparation of pro forma financial information for the different scenarios that the Company may pursue. The Company will be required to confirm that all pro formas are true and correct to the best of the Company's knowledge. LBCG may require the Company's accountants to deliver an opinion concerning the compilation of such pro formas.

     2. LBCG feels the time frame necessary to complete all aspects of the Offerings except the IPO is up to fifteen (15) months.

     3. LBCG requires a right of first refusal on arranging for all raising of future capital in excess of Five Million ($5,000,000) Dollars (U.S.). LBCG will be required to respond to the Company within 30 days or LBCG will forfeit its right of first refusal. If the Company raises any capital over Five Million ($5,000,000) Dollars without giving LBCG a right of first refusal to participate in such financing, LBCG will receive a payment equal to 1% of any funds raised;

                                                                       JCP
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provided, however, that if LBCG's funding sources are used, LBCG will receive a payment equal to 2% of any funds raised. This right of first refusal is valid for a period of five years from the date of this Agreement.

     4. The Company agrees to timely deliver all documents required to complete the process of the Offerings.

     5. The Company will notify LBCG if there are any material changes, financial or otherwise, in the condition of any of the involved companies and/or personnel. At that time, LBCG will make a determination if the changes are substantial enough to have a material adverse effect on the Offerings. If LBCG believes the changes are substantial enough to have a material adverse effect on the Offerings, LBCG has the right to withdraw from all participation in the Offerings.

     6. Instructions regarding the Offerings to the Company from LBCG or its affiliates will be followed to expedite matters and comply with the conditions set up by other concerned parties (i.e. lawyers, accountants, underwriters, etc).

     7. Except as provided herein, this Agreement contains the entire agreement between LBCG and the Company or any of their affiliates with respect to the subject matter hereof and supersedes any previous agreements or contracts between them regarding such subject matter.

     8. The Company is required to have computer software that is fully compatible (same programs, same versions, etc.) with LBCG or its affiliates throughout the entire offering period. This will allow for the expeditious transfer of documents. The Company must also have an e-mail address that is available for use.

     9. The Company will be required to indemnify LBCG and/or any affiliates of LBCG for any claims or liability arising from pro forma financial statements prepared by the Company.

     10. All officers and directors of the Company will be required to certify that all information in any offering circular or registration statement used in the Offerings is true and correct (to the best of their knowledge) as of its date.

     11. Circumstances may dictate that decisions must be made expeditiously and all parties must be accessible. As a result all involved parties will be required to be available to LBCG or its affiliates by cellular telephone.

     12.  This Agreement shall be governed by the laws of the State of Delaware.

                                                                       JCP
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                                                                     Initial
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     13.  This Agreement is valid for a period of twenty-four months from the date hereof, unless extended by the written consent of both LBCG and the Company.




ACCEPTED AND APPROVED:


/s/ Joseph C. Passalaqua                     /s/ Lilly Beter
------------------------------------         ---------------------------------
bright-technologies.com, inc.                Lilly Beter Capital Group, Ltd.
Joseph C. Passalaqua                         Lilly Beter
Chief Executive Officer                      President


                                                                       JCP
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